As filed with the Securities and Exchange Commission on November 30, 2023

Registration No. 333-221895

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to
FORM S-8

REGISTRATION STATEMENT UNDER THE

Securities Act of 1933

 ELECTROMED, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1732920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
500 Sixth Avenue NW New Prague, Minnesota	56071
(Address of Principal Executive Offices)	(Zip Code)

ELECTROMED, INC. 2017 OMNIBUS INCENTIVE PLAN

ELECTROMED, INC. 2023 EQUITY INCENTIVE PLAN

(Full title of the plan)

Bradley M. Nagel

Chief Financial Officer

Electromed, Inc.

500 Sixth Avenue NW

New Prague, Minnesota 56071

(952) 758-9299

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Joshua L. Colburn and Ryan R. Woessner

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT

On December 4, 2017, Electromed, Inc. (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-221895) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 900,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Electromed, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”).

The shareholders of the Registrant approved the Electromed, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) on November 10, 2023 (the “Effective Date”) and, in connection therewith, no further awards will be made under the 2017 Plan. As of the Effective Date, there were 192,018 shares of Common Stock, that were authorized to be awarded under the 2017 Plan but that, as of that date, were not issued or subject to outstanding awards granted under the 2017 Plan. Accordingly, as a result of the approval of the 2023 Plan (the “Prior Plan Shares”), these Prior Plan Shares are no longer available for new awards under the 2017 Plan and will not be issued under the 2017 Plan. Under the terms of the 2023 Plan, the Registrant may issue up to 850,000 shares of Common Stock, plus the Prior Plan Shares. In addition, up to 360,856 shares of Common Stock subject to outstanding awards granted under the 2017 Plan that were outstanding as of November 10, 2023, to the extent that, on or after the Effective Date, such awards expire, are cancelled, are forfeited or are settled for cash, shall become eligible for issuance under the 2023 Plan (together with the Prior Plan Shares, the “Carryover Shares”).

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to register the offer of the Carryover Shares under the 2023 Plan and reflect that the Carryover Shares available for issuance under the Registration Statement may be issued and sold under the 2023 Plan (as such shares would no longer be issuable under the 2017 Plan as of the effective date of the 2023 Plan).

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the 850,000 shares of Common Stock authorized for issuance pursuant to the 2023 Plan, which amount excludes the Carryover Shares. No additional Common Stock are being registered by this Post-Effective Amendment No. 1 to the Registration Statement.

Except to the extent specified herein, the Registration Statement as previously filed is not amended or otherwise affected by this Post-Effective Amendment thereto.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this registration statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the Commission on August 22, 2023 (the “Annual Report”), including the portions of the Company’s Definitive Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Shareholders, filed with the Commission on September 26, 2023, incorporated by reference into the Annual Report;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, filed with the Commission on November 7, 2023;

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on November 15, 2023;

(d)

All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since June 30, 2023 (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(e)

The description of the Registrant’s capital stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the Commission on August 27, 2019, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed, but not furnished, by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all of the shares of Common Stock offered hereby have been sold or that deregisters all shares of the Common Stock then remaining unsold, shall be deemed to be incorporated by reference in and a part of this registration statement from the date of filing of such reports and documents, except as to any document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.    Exhibits

Exhibit Number	Description
4.1	Composite Articles of Incorporation, as amended through November 8, 2010 (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended June 30, 2015)

4.2	Amended and Restated Bylaws, effective September 29, 2020 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed September 29, 2020)

4.3	Electromed, Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 to Registration Statement on Form S-8 filed on December 4, 2017)

4.4	Electromed, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-8 filed on November 30, 2023)

5.1	Opinion of Faegre Drinker Biddle & Reath LLP (f/k/a Faegre Baker Daniels LLP) with respect to the legality of the securities registered with respect to the 2017 Plan*

5.2	Opinion of Faegre Drinker Biddle & Reath LLP with respect to the legality of the securities being registered with respect to the 2023 Plan

23.1	Consent of RSM US LLP

23.2	Consent of Faegre Drinker Biddle & Reath (f/k/a Faegre Baker Daniels LLP) (included in its opinion filed as Exhibit 5.1)

23.3	Consent of Faegre Drinker Biddle & Reath (included in its opinion filed as Exhibit 5.2)

24.1	Powers of Attorney (included on signature page hereof)

*	Previously Filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Prague, State of Minnesota, on November 30, 2023.

ELECTROMED, INC.
By:	/s/ James L. Cunniff
James L. Cunniff
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints James L. Cunniff and Bradley M. Nagel, and each of them, his, her or their true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him, her or their and in his, her or their name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, in connection with the registration under the Securities Act of common stock of said Registrant to be issued pursuant to the Electromed, Inc. 2017 Omnibus Incentive Plan or 2023 Equity Incentive Plan, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he, she or they might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James L. Cunniff	President and Chief Executive Officer and Director	November 30, 2023
James L. Cunniff	(Principal Executive Officer)

/s/ Bradley M. Nagel	Chief Financial Officer (Principal Financial Officer	November 30, 2023
Bradley M. Nagel	and Principal Accounting Officer)

/s/ Stan K. Erickson	Director	November 30, 2023
Stan K. Erickson

/s/ Gregory J. Fluet	Director	November 30, 2023
Gregory J. Fluet

/s/ Joseph L. Galatowitsch	Director	November 30, 2023
Joseph L. Galatowitsch

/s/ Kathleen S. Skarvan	Director	November 30, 2023
Kathleen S. Skarvan

/s/ Andrew J. Summers	Director	November 30, 2023
Andrew J. Summers

/s/ Kathleen A. Tune	Director	November 30, 2023
Kathleen A. Tune

/s/ Andrea M. Walsh	Director	November 30, 2023
Andrea M. Walsh